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                                 EXHIBIT 10(c)
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                                EDO CORPORATION
                            1988 STOCK OPTION PLAN

1. Purpose

The EDO Corporation 1988 Stock Option Plan (the "Plan") is intended to attract and retain qualified directors, executives and other key employees of EDO Corporation (the "Corporation") and its Subsidiaries by providing them with opportunities for stock ownership under the Plan.

2. Administration

The Plan shall be administered by a committee (the "Committee") of not less than three directors of the Corporation selected by, and serving at the pleasure of, its Board of Directors (the "Board"). Directors who are also employees of the Corporation or any Subsidiary, or who have been such employees within one year, may not serve on the Committee.

The Committee shall have the authority, subject to the terms of the Plan (including, without limitation, the grant of options to Outside Directors as specified in Section 3 below), to determine the persons eligible for options and those to whom options shall be granted, the number of shares to be covered by each option, the time or times at which options shall be granted, and the terms and provisions of the instruments by which options shall be evidenced; and to interpret the Plan and make all determination s necessary or advisable for its administration. The Committee may consult with legal counsel, who may be counsel to the Corporation, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

The Committee's decisions under the Plan to grant options shall be subject to the approval of the Board.

3. Eligibility

Only employees who serve as an executive or other key employee of the Corporation or a Subsidiary shall be granted options. "Subsidiary" means any company of which the Corporation owns, directly or indirectly, the majority of the combined voting power of all classes of stock. In addition, directors of the Corporation who are not employees of the Corporation ("Outside Directors") shall receive a one-time grant of 2,000 non-qualified options. Except for the initial grant of options to Outside Directors, a mem ber of the Committee shall not be eligible, while a member, to receive an option under the Plan, but may exercise any previously granted options.


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4. Stock

The stock for which options may be granted shall be the Corporation's Common Shares ("Common Shares"). When options are exercised, the Corporation may either issue authorized but unissued Common Shares or transfer issued Common Shares held in its treasury. The total number of Common Shares which may be sold to optionees under the Plan pursuant to options shall not exceed 200,000 shares. If an option expires, or is otherwise terminated prior to its exercise, the Common Shares covered by such an option immedi ately prior to such expiration or other termination shall continue to be available under the Plan.

5. Granting of Options

The date of grant of an option to employees under the Plan will be the date on which the option is awarded by the Committee. The granting of any option to any optionee shall neither entitle such optionee to, nor disqualify such optionee from, participation in any other grant of options. Current Outside Directors shall be granted their options effective as of January 26, 1988, and new Outside Directors (including directors who become Outside Directors upon termination of their employment with the Company) shall be granted their options on the date on which they first become Outside Directors.

6. Terms and Conditions of Options

Options shall be designated non-qualified options or incentive stock options qualified under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be evidenced by instruments in form approved by the Committee. Such instruments shall conform to the following terms and conditions.

6.1 Option price

The option price per share for non-qualified options granted to Outside Directors and incentive stock options shall be the fair market value of the optioned shares on the day the option is granted, which shall be the mean of the high and low prices of the Common Shares on the Consolidated Trading Tape on that day or, if no sale of Common Shares is recorded on such Tape on that day, then on the next preceding day on which there was such a sale. The price for other non-qualified options shall be determined solely at the discretion of the Committee and the Board and shall be between 75% and 100% of fair market value as determined above. The option price shall be paid (i) in cash or (ii) in Common Shares of the Corporation having a fair market value equal to such option price or (iii) in a combination


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of cash and Common Shares. The fair market value of Common Shares delivered to the Corporation pursuant to the immediately preceding sentence shall be determined on the basis of the mean of the high and low price for a Common Share on the Consolidated Trading Tape on the day of exercise or, if there was no such sale on the day of exercise, on the day next preceding the day of exercise on which there was such a sale. Notwithstanding the above, no incentive stock option shall be granted to any person who, at the time the option is granted, owns (within the meaning of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless at the time the incentive stock option is granted to such person the option price is at least 110% of the fair market value (as described above) of the shares subject to the option.

6.2 Term and exercise of options

Except in special circumstances, each option shall expire on the tenth anniversary of the date of its grant and shall be exercisable in four substantially equal annual installments commencing on the first anniversary of the date of grant; provided, however, that the Committee may include in any option instrument (other than in respect of any option granted to an Outside Director), initially or by amendment at any time, a provision making any installment or installments exercisable at such earlier date, or upon the occurrence of such earlier event, as may be specified by such provision, if the Committee deems such provision to be in the interests of the Corporation or necessary to realize the reasonable expectation of the optionee. After becoming exercisable, each installment shall remain exercisable until expiration or termination of the option. An option may be exercised from time to time, in whole or part, up to the total number of shares with respect to which it is then exercisable. The Committee may provide that payment of the option exercise price may be made following delivery of the certificate for the exercised shares.

6.3 Termination of employment or membership on the Board

If an optionee ceases, other than by reason of death or retirement as determined under the Corporation's Pension Plan, to be employed by the Corporation or a Subsidiary, or if an Outside Director optionee ceases to be a member of the Board, all options granted to such optionee and exercisable on the date of such


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optionee's termination of employment or membership on the Board shall terminate on the earlier of such options' expiration or one month after the day such optionee's employment or membership ends. If an optionee retires, all options granted to such optionee and exercisable on the date of such optionee's retirement shall terminate on the earlier of such options' expiration or the third anniversary of the day of such optionee's retirement. Any installment not exercisable on the date of such termination or retirement shall lapse and be thenceforth unexercisable. Whether authorized leave of absence or absence in military or governmental service may constitute employment for the purposes of the Plan shall be conclusively determined by the Committee. Except with respect to the options granted to Outside Directors, the Committee could extend the period of exercisability in the event of optionee termination for other than death or retirement.

6.4 Exercise upon death of optionee

If an optionee dies, such optionee's option may be exercised, to the extent of the number of shares with respect to which such optionee could have exercised it on the date of such optionee's death, by such optionee's estate, personal representative or beneficiary who acquires the option by will or by the laws of descent and distribution, at any time prior to the earlier of such option's expiration or the third anniversary of such optionee's death. On the earlier of such dates, the option shall terminate. The Committee may approve all cash payments to the estate of an optionee if circumstances warrant such a decision.

6.5 Assignability

No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution and during the lifetime of the optionee the option shall be exercisable only by such optionee. At the request of an optionee, Common Shares purchased on exercise of an option may be issued or transferred in the name of the optionee and another person jointly with the right of survivorship.

6.6 Repurchase of option shares

(a) Any optionee (other than an Outside Director) may at the time of exercise or, provided such optionee has duly made an election under Section 83(b) of the Code, within thirty days thereafter request that the Corporation repurchase from such optionee a portion of the Common Shares to be purchased by the optionee upon such exercise with an aggregate fair market value not exceeding one-half of the amount by which (i) the fair market value of a Common Share on the day of


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exercise, multiplied by the number of Common Shares as to which the optionee is exercising an option, exceeds (ii) the total purchase price for that number of Common Shares under the terms of such option.

(b) Subject to section 6.6(c), an optionee who is at the time of exercise a director or officer of the Corporation or the beneficial owner, directly or indirectly, of 10% or more of the Corporation's Common Shares may at a day following such exercise which complies with the requirement of section 6.6(c), request that the Corporation repurchase from such optionee a portion of the Common Shares which such optionee purchased upon exercise of such optionee's option, and which, after reduction (if any) for repurchase following a request pursuant to section 6.6(a), has an aggregate fair market value not exceeding one-half of the amount by which (i) the fair market value of a Common Share on the day of exercise (or day of request for repurchase if such optionee has not made an election under Section 83(b) of the Code) multiplied by the number of Common Shares as to which the optionee exercised such option exceeded (ii) the total purchase price for that number of Common Shares under the terms of such option.

(c) Any request for repurchase made pursuant to section 6.6(b) shall be made not earlier than six months after date of exercise nor later than the end of the ninth business day of the initial period thereafter in which such optionee is permitted to trade in the Common Shares of the Corporation in compliance with Federal securities laws and rules, and policies of the New York Stock Exchange.

(d) Upon receipt of a request for repurchase made pursuant to sections 6.6(a) or 6.6(b), the Committee shall then, in its sole discretion, determine whether the Corporation will purchase any or all of such Common Shares. If the Corporation purchases any such Common Shares, the purchase price thereof shall be determined on the basis of the fair market value of a Common Share on the day of receipt of the request for repurchase. The fair market value of a Common Share shall be the mean of the high and low price for a Common Share on the Consolidated Trading Tape on the day of such receipt of request, or, if there was no such sale on the day of such receipt of request, on the day next preceding the day of such receipt of request on which there was such a sale.

(e) Any action taken by an optionee pursuant to this section 6.6 must be in the form of written notice to the Committee and shall be effective upon receipt thereof.


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6.7 Limitation on incentive stock options

Incentive stock options can only be granted to the extent that the aggregate fair market value (determined at the time the options are granted) of the stock subject to such options, exercisable for the first time during any calendar year, shall not exceed $100,000.

6.8 Other provisions

Instruments evidencing options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that an optionee represent to the Corporation in writing, when an option is granted, or when such optionee receives shares on its exercise, that such optionee is accepting such option, or receiving such shares (unless they are then covered by a Securities Act of 1933 registration statement), for such optionee's own account for investment only.

7. Capital Adjustments

The number and price of Common Shares covered by each option and the total number of shares that may be sold under the Plan shall be proportionally adjusted to reflect, as deemed equitable and appropriate by the Committee and subject to any required action by shareholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8. Effective Date of Plan

The effective date of the Plan is January 26, 1988. The Plan will become effective as of that date provided that the Plan receives the approval of the holders of a majority of the outstanding Common Shares at the Corporation's 1988 Annual Meeting of Shareholders. If such approval is not forthcoming, the Plan shall be null and void.

9. Term; Amendment of Plan

This Plan shall expire on January 25,1998 (except as to options outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the holders of a majority of the outstanding Common Shares, the total number of shares that may be sold, issued or transferred under the Plan may not be increased (except by adjustment pursuant to section 7), the provisions of


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section 3, regarding eligibility, may not be modified, the purchase price at which shares may be offered pursuant to options may not be reduced (except by adjustment pursuant to section 7), the expiration date of the Plan may not be extended and no change may be made which would cause the Plan not to comply with Rule 16(b)3, promulgated under the Securities Exchange Act of 1934, as amended from time to time. No action of the Board or shareholders, however, may, without the consent of an optionee, alter or impair such optionee's rights under any option previously granted to such optionee.

10. No Right of Employment

Neither the action of the Corporation in establishing the Plan, nor the action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ of the Corporation or any Subsidiary.

11. Withholding Taxes

The Corporation shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold Federal, state or local income or other taxes incurred by reason of payments or the issuance of Common Shares under the Plan. Whenever under the Plan Common Shares are to be delivered upon exercise of an option, the Committee shall be entitled to require as a condition of delivery that the gra ntee remit an amount sufficient to satisfy all Federal, state and other governmental withholding tax requirements related thereto.

12. Plan not a Trust

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any participant, the executor, administrator or other personal representative, or designated beneficiary of such participant, or any other persons. Any reserves that may be established by the Corporation in connection with the Plan shall continue to be part of the general funds of the Corporation and no individual or entity other than the Corporation shall have any interest in such funds until paid to a participant. If and to the extent that any participant or such participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.


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13. Notices

Each participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Shares and cash pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

14. Severability of Provisions

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

15. Payment to Minors, etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Corporation and other parties with respect thereto.

16. Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

17. Controlling Law

This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by Federal law, which shall otherwise control.